FOR IMMEDIATE RELEASE	Tuesday, April 25, 2017

Gannett Reports First Quarter 2017 Results of Operations
Raises Adjusted EBITDA Guidance for Full Year 2017

McLean, VA - Gannett Co., Inc. (NYSE: GCI) ("Gannett" or "company" or "we") today reported first quarter 2017 results of operations.

Recent highlights include:

•	GAAP net loss of $2.1 million; adjusted EBITDA of $69.7 million.

•	Full Year adjusted EBITDA[1] guidance range increased $30 million to $355 to $365 million.

•	Total digital revenues were $234.7 million or 30.3% of operating revenue.

•	Local U.S. markets reported second sequential quarter of same store digital advertising revenue growth, up 3.7% in the first quarter.

•	Mobile digital advertising revenue (a component of digital advertising revenues) were up 39.2%.

•	Digital-only subscriptions grew 72.6%; total digital only subscriptions, including acquisitions, are over 250,000.

Operating revenues for the first quarter were $773.5 million compared to $659.4 million in the prior year first quarter, an increase of $114.1 million or 17.3%. Excluding $11.4 million of unfavorable foreign currency exchange rate changes and $1.8 million of selected exited operations, revenues increased $127.2 million, or 19.3%. The increase in revenue was primarily attributable to acquisitions2 partially offset by ongoing declines in print advertising and circulation demand.

GAAP net loss for the first quarter was $2.1 million, including $17.8 million of after-tax restructuring, acquisition, severance, asset impairment, facility consolidation and other related costs. Approximately $8.8 million of these charges were non-cash asset impairments, accelerated depreciation and facility consolidation charges. Adjusted EBITDA for the quarter was $69.7 million, compared to $80.4 million in the prior year first quarter. Adjusted EBITDA in the first quarter was unfavorably impacted by $3.0 million of foreign exchange rate changes as well as declines in print advertising revenues partially offset by growth in local digital advertising, the impact of contributions from acquired businesses2 and ongoing operating efficiencies.

Robert J. Dickey, president and chief executive officer, said, "Operating performance in the first quarter of 2017 trended better than our original guidance, with seasonal softness in revenues early in the year more than offset by continuing cost improvements leading to better than expected adjusted EBITDA and strong cash flow from operating activities."

Publishing Segment

Operating revenues in the publishing segment were $694.9 million, an increase of $36.9 million or 5.6% compared to the prior year first quarter. Excluding $11.4 million of unfavorable foreign currency exchange rate changes and $1.8 million of selected exited operations, revenues increased $50.1 million, or 7.6%. This increase primarily reflects contributions from acquisitions2 and a 3.7% increase in digital advertising performance in local U.S. markets, partially offset by a 17.7% reduction in print advertising. On a same-store revenue basis, publishing segment operating revenues were down 10.7%.

Digital advertising revenues of $94.6 million were up 8.3% compared to the prior year first quarter, due primarily to acquisitions2, improved local performance in the U.S. and strong mobile growth. Excluding acquisitions2 and the impact of a 26.6% reduction in the employment category, digital advertising revenues increased 2.3%. The increase was driven by a 39.2% increase in mobile display and a 14.3% increase in other sources of digital advertising revenues such as digital marketing services.

Adjusted EBITDA for the quarter was $91.7 million compared to $97.5 million in the prior year first quarter, a decrease of $5.8 million, including $3.0 million in unfavorable foreign currency exchange rate changes. Pressure from declines in print advertising and circulation revenues in the U.S. and U.K. were largely offset by contributions from acquired businesses2, ongoing cost reductions and efficiency gains in operating expenses, and increases in local digital advertising revenues, particularly mobile display.

ReachLocal Segment

Operating revenues for the first quarter were $77.6 million and adjusted EBITDA was $3.1 million. ReachLocal continues to perform in line with our expectations, showing continued growth in the number of clients, penetration of subscription products and sales of its recently-launched Facebook solution. ReachLocal’s entry into Gannett’s markets started ahead of schedule, incurring more expense in the first quarter to ramp up; however, this will accelerate revenue and margins in the second half of 2017.

As described in Gannett's press release dated April 20, 2017, the company acquired SweetIQ, which will be operated as a part of ReachLocal's portfolio of products. In its first full year of operations, we expect this acquisition to be modestly dilutive to earnings per share and neutral to earnings per share by the second full year.

“Businesses want to work with one company that they can trust to help them with all of their digital marketing efforts,” said Sharon Rowlands, chief executive officer of ReachLocal. “This acquisition adds strong product offerings in local listings and reputation management to our suite of digital marketing solutions and strengthens our value proposition with multi-location and national brands. By adding SweetIQ to our portfolio, we can further provide our customers with data-driven insights that drive real-world results.”

Cash Flow

Net cash flow from operating activities for the quarter was approximately $31.1 million compared to $17.3 million in the first quarter of 2016. Capital expenditures were approximately $15.0 million, primarily for technology investments and real estate projects. During the first quarter, the company paid dividends of $18.2 million. The company did not repurchase any of its outstanding common stock during the first quarter.

At the end of the first quarter of 2017, the company had a cash balance of $89.5 million and a balance on its revolving line of credit of $385 million, or net debt of $295.5 million.

Outlook

The company maintains its original revenue guidance for 2017 of $3.15 billion to $3.22 billion. Revised adjusted EBITDA guidance1 for the full year 2017 is increased to $355 to $365 million, an increase of $30 million from the midpoint of the company's original adjusted EBITDA1 guidance of $330 million. The $30 million increase is made up of the following components: $19 million for the full year impact of the pension accounting change (see Table 2), $8 million of first quarter operating over-performance relative to expectations, $5 million for improved operating performance for the balance of 2017, and negative $2 million of adjusted EBITDA dilution from the acquisition of SweetIQ for the balance of 2017.

Additionally, for the full year 2017, the company expects the following:

•	Capital expenditures of approximately $65 to $75 million, not including real estate projects;

•	Depreciation and amortization of approximately $150 to $155 million; and

•	An effective tax rate of 28% to 32%.

[1]
The company defines Adjusted EBITDA as earnings before income taxes, equity income, other non-operating items (which include interest income and interest expense, among other items), severance-related charges, asset impairment charges, depreciation and amortization. Because of the variability of these and other items as well as the impact of future events on these items, management is unable to reconcile without unreasonable effort the company's forecasted range of adjusted EBITDA for the full year to a comparable GAAP range.

[2]
Acquired businesses in the last twelve months include Journal Media Group, Inc. ("JMG") and North Jersey Media Group ("NJMG"), (both part of the Publishing segment), as well as ReachLocal, Inc. ("ReachLocal").

* * * *

Conference Call Information

The company will hold a conference call at 10:00 a.m. ET today to discuss these results. The call can be accessed via a live webcast through the company's investor site, http://investors.gannett.com/, or listen-only conference lines. U.S. callers should dial 855-462-1958 and international callers should dial 503-343-6635 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 5239751.

Forward Looking Statements

This press release contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control.
The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things:

•	macroeconomic trends and conditions;

•	an accelerated decline in general print readership and/or advertiser patterns as a result of competitive alternative media or other factors;

•	an inability to adapt to technological changes or grow our digital businesses;

•
risks associated with the operation of an increasingly digital business, such as rapid technological changes, frequent new product introductions, declines in web traffic levels, technical failures and proliferation of ad blocking technologies;

•	competitive pressures in the markets in which we operate;

•	an increase in newsprint costs over the levels anticipated;

•	potential disruption or interruption of our IT systems due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•	variability in the exchange rate relative to the U.S. dollar of currencies in foreign jurisdictions in which we operate;

•
risks and uncertainties related to strategic acquisitions or investments, including distraction of management attention, incurrence of additional debt, integration challenges, and failure to realize expected benefits or synergies or to operate businesses effectively following acquisitions;

•
risks and uncertainties associated with our ReachLocal segment, including its significant reliance on Google for media purchases, its international operations and its ability to develop and gain market acceptance for new products or services;

•	our ability to protect our intellectual property or defend successfully against infringement claims;

•	our ability to attract and retain employees;

•	labor relations, including, but not limited to, labor disputes which may cause business interruptions, revenue declines or increased labor costs;

•	risks associated with our underfunded pension plans;

•
adverse outcomes in litigation or proceedings with governmental authorities or administrative agencies, or changes in the regulatory environment, any of which could encumber or impede our efforts to improve operating results or the value of assets;

•	our inability to engage in certain corporate transactions following the separation;

•
volatility in financial and credit markets which could affect the value of retirement plan assets and our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and

•	other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

A further description of these and other important risks, trends, uncertainties and other factors is provided in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s annual report on Form 10-K for fiscal year 2016. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 110 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:
Michael P. Dickerson	Amber Allman
Vice President, Investor Relations and Real Estate	Vice President, Corporate Events & Communications
703-854-6185	703-854-5358
mdickerson@gannett.com	aallman@gannett.com

# # #

CONSOLIDATED STATEMENTS OF INCOME (LOSS) Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1

	Three months ended
	Mar. 26, 2017	Mar. 27, 2016

Operating revenues:
Advertising	$435,515	$351,221
Circulation	283,286	262,703
Other	54,656	45,444
Total operating revenues	773,457	659,368

Operating expenses:
Cost of sales and operating expenses	508,423	417,956
Selling, general and administrative expenses	212,705	165,388
Depreciation	39,451	23,959
Amortization	7,366	1,318
Facility consolidation and asset impairment charges	4,479	544
Total operating expenses	772,424	609,165
Operating income	1,033	50,203

Non-operating expenses:
Interest expense	(4,255)	(1,855)
Other non-operating items, net	(3,887)	(3,971)
Total non-operating expenses	(8,142)	(5,826)

Income (loss) before income taxes	(7,109)	44,377
Provision (benefit) for income taxes	(5,030)	4,781
Net income (loss)	$(2,079)	$39,596

Earnings (loss) per share - basic	$(0.02)	$0.34
Earnings (loss) per share - diluted	$(0.02)	$0.33

Weighted average number of common shares outstanding:
Basic	113,495	116,311
Diluted	113,495	119,059

*
The company early adopted Financial Accounting Standards Board ("FASB") guidance requiring changes to the presentation of net periodic pension and other postretirement benefit costs. Specifically, this guidance requires entities to classify the service cost component of the net benefit cost in the same income statement line item as other employee compensation costs while all other components of net benefit cost must be presented as non-operating items. The guidance further requires such classification changes to be retrospectively applied beginning in the interim period in which the guidance is adopted. As a result of adopting this guidance, the first quarter of 2017 operating income and other non-operating expenses increased $4.8 million. Similarly, the first quarter of 2016 operating income and other non-operating expenses increased $2.7 million. Net income, retained earnings, and earnings per share for both years remained unchanged.

**
The company, in the fourth quarter of 2016, adopted guidance around stock-based payment activity which impacted income tax accounting and the classification in the statement of cash flows. The first quarter of 2016 was recast from the prior year's earnings release to reflect the impact which resulted in a $8.3 million benefit to the provision for income taxes.

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 2

	Three months ended
	Mar. 26, 2017	Mar. 27, 2016

Operating revenues:
Publishing	$694,924	$657,979
ReachLocal	77,565	—
Corporate and Other	968	1,389
Total	$773,457	$659,368

Adjusted EBITDA:
Publishing	$91,664	$97,521
ReachLocal	3,146	—
Corporate and Other	(25,129)	(17,150)
Total	$69,681	$80,371

Depreciation and amortization:
Publishing	$33,425	$21,643
ReachLocal	7,875	—
Corporate and Other	5,517	3,634
Total	$46,817	$25,277

Capital expenditures:
Publishing	$9,496	$6,174
ReachLocal	3,686	—
Corporate and Other	1,858	3,979
Total	$15,040	$10,153

*
The company early adopted FASB guidance requiring changes to the presentation of net periodic pension and other postretirement benefit costs. Specifically, this guidance requires entities to classify the service cost component of the net benefit cost in the same income statement line item as other employee compensation costs while all other components of net benefit cost must be presented as non-operating items. The guidance further requires such classification changes to be retrospectively applied beginning in the interim period in which the guidance is adopted. As a result of adopting this guidance, the first quarter of 2017 adjusted EBITDA increased $4.8 million. Similarly, the first quarter 2016 adjusted EBITDA increased $2.7 million.

REVENUE DETAIL Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3

	Three months ended
	Mar. 26, 2017	Mar. 27, 2016	% Change

Reported revenue	$773,457	$659,368	17.3%
Acquired revenue	(198,052)	—
Currency impact	11,356	—
Exited operations	—	(1,783)
Same store revenue	$586,761	$657,585	(10.8%)

Reported advertising revenue	$435,515	$351,221	24.0%
Acquired revenue	(137,552)	—
Currency impact	7,317	—
Same store advertising revenue	$305,280	$351,221	(13.1%)

Reported circulation revenue	$283,286	$262,703	7.8%
Acquired revenue	(44,797)	—
Currency impact	3,117	—
Same store circulation revenue	$241,606	$262,703	(8.0%)

Table No. 4

	Three months ended
	Mar. 26, 2017	Mar. 27, 2016	% Change

Publishing revenue detail
Print advertising	$270,478	$263,876	2.5%
Digital advertising	94,607	87,345	8.3%
Total advertising	365,085	351,221	3.9%
Circulation	283,286	262,703	7.8%
Other	46,553	44,055	5.7%
Total Publishing revenue	$694,924	$657,979	5.6%

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

The company defines its non-GAAP measures as follows:

•
Adjusted EBITDA is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EBITDA, which may not be comparable to a similarly titled measure reported by other companies, as net income before (1) income taxes, (2) interest expense, (3) equity income, (4) other non-operating items, (5) severance-related charges, (6) acquisition-related expenses (including integration expenses) (7) facility consolidation and asset impairment charges, (8) other items (including certain business transformation costs, litigation expenses and multi-employer pension withdrawals) (9) depreciation and (10) amortization. The most directly comparable GAAP financial measure is net income.

•
Adjusted net income is a non-GAAP financial performance measure that the company uses for the purpose of calculating adjusted earnings per share ("EPS"). Adjusted net income is defined as net income before the adjustments we apply in calculating adjusted EPS, as described below. We believe that presenting adjusted net income is useful to enable investors to understand how we calculate adjusted EPS, which provides a useful view of the overall operation of the company's business. The most directly comparable GAAP financial measure is net income.

•
Adjusted diluted EPS is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EPS, which may not be comparable to a similarly titled measure reported by other companies, as EPS before tax-effected (1) severance-related charges, (2) facility consolidation and asset impairment charges (3) acquisition-related expenses (including integration expenses) and (4) other items (including certain business transformation costs, litigation expenses and multi-employer pension withdrawals). The tax impact on these non-GAAP tax deductible adjustments is based on the estimated statutory tax rate for the United Kingdom of 20% and the United States of 38.7%. In addition, tax is adjusted for the impact of non-deductible acquisition costs. The most directly comparable GAAP financial measure is diluted EPS.

•
Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items that we believe are critical to the ongoing success of our business. The company defines free cash flow, which may not be comparable to a similarly titled measure reported by other companies, as net cash flow from (used for) operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing free cash flow available for use in operations, additional investments, debt obligations and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

The company uses non-GAAP financial measures for purposes of evaluating its performance and liquidity. Therefore, the company believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of our management and Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our business. Many of our peer group companies present similar non-GAAP measures to better facilitate industry comparisons.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5

	Three months ended Mar. 26, 2017
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net loss (GAAP basis)				$(2,079)
Benefit for income taxes				(5,030)
Interest expense				4,255
Other non-operating items, net				3,887
Operating income (loss) (GAAP basis)	$43,519	$(4,772)	$(37,714)	$1,033
Severance-related charges	10,420	—	1,430	11,850
Acquisition-related items	(333)	43	1,313	1,023
Facility consolidation and asset impairment charges	4,479	—	—	4,479
Other items	154	—	4,325	4,479
Depreciation	32,143	1,791	5,517	39,451
Amortization	1,282	6,084	—	7,366
Adjusted EBITDA (non-GAAP basis)	$91,664	$3,146	$(25,129)	$69,681

	Three months ended Mar. 27, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$39,596
Provision for income taxes				4,781
Interest expense				1,855
Other non-operating items, net				3,971
Operating income (loss) (GAAP basis)	$72,838	$—	$(22,635)	$50,203
Severance-related charges	3,696	—	—	3,696
Acquisition-related items	—	—	1,851	1,851
Facility consolidation and asset impairment charges	544	—	—	544
Other items	(1,200)	—	—	(1,200)
Depreciation	20,325	—	3,634	23,959
Amortization	1,318	—	—	1,318
Adjusted EBITDA (non-GAAP basis)	$97,521	$—	$(17,150)	$80,371

NON-GAAP FINANCIAL INFORMATION ADJUSTED DILUTED EPS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 6

	Three months ended
	Mar. 26, 2017	Mar. 27, 2016

Severance-related charges	$11,850	$3,696
Acquisition-related items	1,023	1,851
Facility consolidation and asset impairment charges	14,418	607
Other items	1,504	(1,200)
Pretax impact	28,795	4,954
Income tax impact of above items	(11,038)	(1,793)
Impact of items affecting comparability on net income (loss)	$17,757	$3,161

Net income (loss) (GAAP basis)	$(2,079)	$39,596
Impact of items affecting comparability on net income (loss)	17,757	3,161
Adjusted net income (non-GAAP basis)	$15,678	$42,757

Earnings (loss) per share - diluted (GAAP basis)	$(0.02)	$0.33
Impact of items affecting comparability on net income (loss)	0.16	0.03
Adjusted earnings per share - diluted (non-GAAP basis)	$0.14	$0.36

Diluted weighted average number of common shares outstanding (GAAP basis)	113,495	119,059
Diluted weighted average number of common shares outstanding (non-GAAP basis)	115,273	119,059

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7

Three months ended Mar. 26, 2017

Net cash flow from operating activities (GAAP basis)	$31,054
Capital expenditures	(15,040)
Free cash flow (non-GAAP basis)	$16,014